Exhibit 10.1

Amendment No. 1

Employment Agreement

This Amendment No. 1 is made to the employment agreement by and between Autoliv Inc., a Delaware corporation (the “Company”), and Colin Naughton (the “Executive”), that was made and entered into on October 1, 2020 (the “Agreement”).

This amendment to the Agreement is made between the Parties.

1.
Section 5(a) of the Agreement is amended and replaced with the following:

Base Salary. Beginning October 1, 2023, the Executive shall receive a gross salary at the rate of EUR 430,000 per year (“Base Salary”), less normal withholdings, payable in equal monthly or other installments as are or become customary under the Company’s payroll practices for its employees from time to time. The Leadership Development and Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) shall review the Executive’s Base Salary annually during the Employment Period and the first annual Base Salary adjustment shall occur no sooner than January 1, 2025. Any adjustments to the Executive’s annual base salary shall become the Executive’s Base Salary for purposes of this Agreement.

2.
Section 5(d) of the Agreement is amended and replaced with the following:

Temporary Housing: For a maximum of four (4) years following the Executive’s relocation to Japan, he shall be eligible for a housing benefit at a maximum cost of JPY 1,400,00 per month, including costs for utilities such as heating and electricity. The final date for the housing benefit shall not be later than December 31, 2024. The rental lease shall be entered between the Company and the property owner. The Company will cover income taxes levied on the housing benefit.

All other terms and conditions of the Agreement and any additional agreements that may exist between the Executive and the company shall remain valid.

In WITNESS WHEREOF this Amendment No. 1 has been executed effective October 1, 2023.

AUTOLIV, INC. EXECUTIVE:

………………………… ………………………

Mikael Bratt Colin Naughton

President & CEO